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American Virtual Cloud Technologies, Inc.

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
 DATED JANUARY [●], 2021

American Virtual Cloud Technologies, Inc. 1720 Peachtree Street, Suite 629 Atlanta, GA 30309

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[●], 2021

Dear Stockholder:

It is my pleasure to invite you to attend American Virtual Cloud Technologies, Inc.’s special meeting of stockholders. The meeting will be held on [●], 2021, at [●] a.m. local time at [our corporate office, located at 1720 Peachtree Street, Suite 629, Atlanta, GA 30309]. At the meeting, you will be asked to:

1.	Approve, for purposes of complying with the Nasdaq Listing Rules, the issuance of shares of our common stock underlying securities issued by us in connection with our acquisition of the Kandy Communications business, in an amount equal to 20% or more of our common stock outstanding.

2.	Approve, for purposes of complying with the Nasdaq Listing Rules, the issuance of shares of our common stock underlying securities issued or issuable by us pursuant to a securities purchase agreement dated December 1, 2020, in an amount equal to 20% or more of our common stock outstanding.

3.	Transact such other business as may properly come before the Special Meeting and any adjournment or postponement of the Special Meeting.

Only stockholders of record as of the close of business on January 5, 2021 may vote at the Special Meeting.

It is important that your shares be represented at the special meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on [●], 2021.

Sincerely,

/s/ Lawrence E. Mock, Jr.
Lawrence E. Mock, Jr.
Chairman of the Board

This proxy statement, including the form of proxy, is first being mailed to shareholders on or about [●], 2021.

American Virtual Cloud Technologies, Inc. | Proxy Statement 1

American Virtual Cloud Technologies, Inc. 1720 Peachtree Street, Suite 629 Atlanta, GA 30309

PROXY STATEMENT

You are receiving this proxy statement because you own shares of common stock of American Virtual Cloud Technologies, Inc. (the “Company,” “AVCT,” “we,” “us,” or “our”) that entitle you to vote at our upcoming special meeting of stockholders (the “Special Meeting”). Our board of directors (the “Board of Directors” or “Board”) is soliciting proxies from stockholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [●] 2021

This proxy statement is available online at [●].

Date, Time and Place of the Special Meeting

We will hold the Special Meeting on [●], 2021, at [●] a.m. local time at [our corporate office located at 1720 Peachtree Street, Suite 629, Atlanta, GA 30309].

Questions and Answers About Voting at the Special Meeting and Related Matters

Q:	Who may vote at the Special Meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on January 5, 2021, the record date. On the record date, there were 19,753,060 shares of our common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of our common stock held by you on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of stockholders present to conduct business at the meeting. The presence, in person or by proxy, at a meeting of the holders of shares of our outstanding capital stock representing a majority of the voting power of all outstanding shares of our capital stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Special Meeting at a later date.

Q:	What is the difference between a stockholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in street name. The proxy statement, the Notice of Special Meeting and the accompanying proxy card have been forwarded to you by your nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or on the voting instruction card included in the proxy materials.

American Virtual Cloud Technologies, Inc. | Proxy Statement 2

Questions and Answers About Voting at the SPECIAL Meeting and Related Matters

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote:

●	via the Internet;

●	by telephone;

●	by mail; or

●	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on your proxy. You may also vote in person at the Special Meeting.

If you are a beneficial stockholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I voting on?

A:	At the Special Meeting you will be asked to vote on the following two proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal		Board Recommendation
1.	Approval, for purposes of complying with the Nasdaq Listing Rules, the issuance of shares of our common stock underlying securities issued by us in connection with our acquisition of the Kandy Communications business, in an amount equal to 20% or more of our common stock outstanding. We refer to this as “Nasdaq Proposal I.”	FOR

2.	Approval, for purposes of complying with the Nasdaq Listing Rules, the issuance of shares of our common stock underlying securities issued or issuable by us pursuant to a securities purchase agreement dated December 1, 2020, in an amount equal to 20% or more of our common stock outstanding. We refer to this as “Nasdaq Proposal II.”	FOR

We will also consider other business that properly comes before the meeting in accordance with Delaware law and our Bylaws.

Q:	What happens if additional matters are presented at the Special Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Special Meeting. If you grant a proxy, the persons named as proxy holders, Xavier Williams and Thomas King, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our Bylaws.

Q:	What if I abstain on a proposal?

A:	If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

American Virtual Cloud Technologies, Inc. | Proxy Statement 3

Questions and Answers About Voting at the SPECIAL Meeting and Related Matters

Q:	What is the required vote for approval of each of the proposals and what is the impact of abstentions?

A:

Proposal	Votes Required for Approval	Abstentions

1. Nasdaq Proposal I	Majority of votes cast	No impact

2. Nasdaq Proposal II	Majority of votes cast	No impact

Each of proposals 1 and 2 would receive a majority of the votes cast if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Abstentions will not be counted as votes cast in the final tally of votes with regard to proposals 1 and 2; therefore, abstentions will have no impact on the outcome of these proposals.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” proposals 1 and 2. If other matters properly come before the meeting, Xavier Williams and Thomas King will have the authority to vote on those matters for you at their discretion. As of the date of this proxy, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial stockholder and I do not give the nominee voting instructions?

A:	If you are a beneficial stockholder and your shares are held in the name of a broker, the broker is bound by the rules of Nasdaq regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

1. Nasdaq Proposal I	No	None

2. Nasdaq Proposal II	No	None

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Special Meeting. If you are a beneficial stockholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

American Virtual Cloud Technologies, Inc. | Proxy Statement 4

Questions and Answers About Voting at the SPECIAL Meeting and Related Matters

Q:	Who can attend the Special Meeting?

A:	Only stockholders and our invited guests are invited to attend the Special Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the Special Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Special Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record.

Beneficial stockholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Special Meeting.

Q:	Where can I find voting results of the Special Meeting?

A:	We will announce the results for the proposals voted upon at the Special Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Special Meeting.

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement, please contact: American Virtual Cloud Technologies, Inc., 1720 Peachtree Street, Suite 629, Atlanta, GA 30309, Attention: Thomas King, Telephone: (404) 239-2863.

American Virtual Cloud Technologies, Inc. | Proxy Statement 5

PROPOSAL 1 – NASDAQ PROPOSAL I

Background

Amended and Restated Purchase Agreement

As previously disclosed, effective as of December 1, 2020 (the “Closing Date”), we entered into an Amended and Restated Purchase Agreement (the “Purchase Agreement”) with Ribbon Communications Inc. (“Ribbon”), Ribbon Communications Operating Company, Inc. (“RCOCI”) and Ribbon Communications International Limited (together with RCOCI, the “Sellers”, and together with Ribbon, the “Ribbon Parties”), and consummated the transactions contemplated by the Purchase Agreement (the “Closing”). As a result, we purchased the Sellers’ cloud-based enterprise services business, also known as the Kandy Communications business and acquired all of the outstanding interests of Kandy Communications LLC. Pursuant to the Purchase Agreement, the consideration payable by AVCT to Ribbon was $45.0 million, subject to certain adjustments, in the form of units of AVCT’s securities, each unit consisting of (i) $1,000 in principal amount of AVCT’s Series A-1 convertible debentures (the “Ribbon Debentures”) and (ii) a warrant to purchase 100 shares of common stock at an exercise price of $0.01 per whole share (the “Ribbon Warrants”).

Debentures

At the Closing, AVCT issued Ribbon Debentures to Ribbon with an aggregate original principal amount of approximately $43.8 million. The Ribbon Debentures bear interest at a rate of 10% per annum, accruing quarterly on the last day of each calendar quarter and added to the principal amount of the Ribbon Debentures, except upon maturity in which case accrued and unpaid interest is payable in cash. The entire principal amount of each Ribbon Debenture, together with accrued and unpaid interest thereon, is due and payable on the earlier of (i) such date, commencing on or after June 1, 2023, as the holder thereof, at its sole option, upon not less than 30 days’ prior written notice to the Company, demands payment thereof and (ii) the occurrence of a Change in Control (as defined in the Ribbon Debentures). Each Ribbon Debenture is convertible, in whole or in part, at any time at the option of the holder thereof into that number of shares of common stock calculated by dividing the principal amount being converted, together with all accrued but unpaid interest thereon, by the applicable conversion price, initially $3.45 (the “Ribbon Debenture Conversion Shares”). The conversion price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and is also subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for, common stock at a price below the then-applicable conversion price (subject to certain exceptions). The Ribbon Debentures are subject to mandatory conversion if the closing price of the common stock exceeds $6.00 for any 40 trading days within a consecutive 60 trading day-period, subject to the satisfaction of certain other conditions.

Under the Purchase Agreement, we are required to seek stockholder approval, for purposes of Nasdaq listing rules, of the issuance of 20% or more of our outstanding common stock (the “Stockholder Approval”). Until we receive such Stockholder Approval, the terms of the Ribbon Debentures and Ribbon Warrants limit the number of shares of common stock into which the Ribbon Debentures and Ribbon Warrants (together with any Debentures and Warrants issued pursuant to the PIPE (as defined below)) can be converted to no more than 19.9% of either the number of shares of common stock outstanding on the Closing Date or the total voting power of the Company’s securities outstanding on the Closing Date, or 3,930,858 shares.

A copy of the form of Ribbon Debenture was included as Exhibit 4.1 to the Current Report on Form 8-K we filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2020.

Warrants

At the Closing, AVCT issued Ribbon Warrants to Ribbon exercisable for 4,377,800 shares of common stock (the “Ribbon Warrant Shares” and, together with the Ribbon Debenture Conversion Shares, the “Ribbon Conversion Shares”). The Ribbon Warrants are exercisable at any time through the fifth anniversary of the date of issuance. The number of shares issuable upon exercise of each Ribbon Warrant is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like.

American Virtual Cloud Technologies, Inc. | Proxy Statement 6

A copy of the form of Ribbon Warrant was included as Exhibit 4.2 to the Current Report on Form 8-K we filed with the SEC on December 7, 2020.

Shares Issuable Upon Conversion of the Ribbon Debentures and Exercise of the Ribbon Warrants

As of the record date, based on the approximately $43.8 million in aggregate principal amount of Ribbon Debentures and the 4,377,800 Ribbon Warrants outstanding, we could be required to issue approximately 12.7 million shares of common stock upon conversion of the Ribbon Debentures and approximately 4.4 million shares of common stock upon exercise of the Ribbon Warrants. The number of shares of common stock issuable may be increased as a result of the anti-dilution provisions of the Ribbon Debentures and the issuance of additional Ribbon Debentures payable as interest on the Ribbon Debentures.

Nasdaq Listing Rules 5635(a), (b) and (d)

Nasdaq Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Nasdaq Rule 5635(b) requires stockholder approval for issuances of securities that will result in a “change of control” of the issuer. Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power of an issuer would be the largest ownership position of the issuer.

Nasdaq Rule 5635(d) requires stockholder approval prior to a transaction, other than a public offering, involving the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price less than the “Minimum Price,” defined as the lower of the closing price immediately prior to the execution of the binding agreement or the average closing price of the common stock for the 5 trading days immediately preceding the execution of the binding agreement.

The conversion of the Ribbon Debentures plus payment of interest under the Ribbon Debentures and the exercise of the Ribbon Warrants described above could result in the issuance of 20% or more of our common stock outstanding before the issuance of the Ribbon Debentures at a price less than the Minimum Price. The initial conversion price of the Debentures is $3.45, which is less than the Minimum Price as of December 1, 2020, the date the Purchase Agreement was executed. Without stockholder approval, we will not have the right to, and will not, issue shares of common stock upon the conversion of Ribbon Debentures or for interest payments under the Ribbon Debentures or upon exercise of the Ribbon Warrants, to the extent such issuances, together with any issuances upon the conversion or exercise of any Debentures and Warrants issued pursuant to the PIPE, in the aggregate exceed 3,930,858 shares.

Potential Adverse Effects

If our stockholders approve this proposal, up to approximately 17.1 million shares, or approximately 87% (based upon the total number of shares of common stock outstanding as of January 5, 2021), in addition to shares issuable as a result of the anti-dilution provisions of the Ribbon Debentures and the issuance of additional Ribbon Debentures payable as interest on the Ribbon Debentures, would be issuable in conjunction with the conversion of the Ribbon Debentures and exercise of the Ribbon Warrants, so our stockholders will experience substantial dilution of their interests as a result of such conversions and exercises.

American Virtual Cloud Technologies, Inc. | Proxy Statement 7

Consequences of Failure to Obtain Stockholder Approval

If our stockholders do not approve this proposal, then the aggregate number of shares of common stock issuable upon the conversion of the Ribbon Debentures and the exercise of the Ribbon Warrants, together with any issuances upon the conversion or exercise of any Debentures and Warrants issued pursuant to the PIPE, will be limited to no more than 19.9% of our common stock, or 3,930,858 shares. In such case, we would be required to seek additional capital to repay the Ribbon Debentures in cash, which may include equity issuances, asset sales, alternative debt for equity conversions or other restructuring transactions, which may not be on commercially reasonable terms and may negatively impact stockholders at that time. If we elect to seek additional capital with the issuance of new shares, it is also likely that we may again need to seek stockholder approval at a future special or annual meeting of stockholders for the issuance of those shares, may need to seek alternative means to finance the payment, or may take such other actions as the Board deems advisable and in the best interests of the Company and our stockholders at that time.

Amended and Restated Voting Agreement

Simultaneously with the execution of the Purchase Agreement, the Ribbon Parties entered into amended and restated voting agreements (the “A&R Voting Agreements”) with each of Pensare Sponsor Group, LLC and Stratos Management Systems Holdings, LLC, each of which is a greater than 5% stockholder of the Company (each, a “Significant Stockholder”). The Significant Stockholders held in the aggregate approximately 70% of AVCT’s outstanding shares of Common Stock as of January 5, 2021. Pursuant to the A&R Voting Agreements, each Significant Stockholder has agreed, with respect to all of the voting securities of AVCT that such Significant Stockholder beneficially owns as of the date thereof or thereafter, to vote in favor of the Stockholder Approval. The A&R Voting Agreements will terminate upon the Company obtaining the Stockholder Approval.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” Nasdaq Proposal I.

American Virtual Cloud Technologies, Inc. | Proxy Statement 8

PROPOSAL 2 – NASDAQ PROPOSAL II

Background

Securities Purchase Agreement

Also on the Closing Date, and as a condition to the consummation of the transactions contemplated by the Purchase Agreement, AVCT entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which SPAC Opportunity Partners Investment Sub LLC (the “Initial Investor”) purchased, in a private placement on the Closing Date, 10,000 units of the Company’s securities (the “PIPE Units”) for an aggregate purchase price of $10.0 million, and AVCT may sell up to an additional 50,000 PIPE Units in one or more additional closings on or before May 24, 2021 (collectively, the “PIPE”). Each PIPE Unit consists of (i) $1,000 in principal amount of AVCT’s Series A-1 convertible debentures (the “PIPE Debentures”) and (ii) a warrant to purchase 100 shares of common stock at an exercise price of $0.01 per whole share (the “PIPE Warrants”). The PIPE Debentures and PIPE Warrants issued and issuable pursuant to the Securities Purchase Agreement are substantially the same as the Ribbon Debentures and Ribbon Warrants, respectively, issued to Ribbon pursuant to the Purchase Agreement.

The Initial Investor, which is an affiliate of Lawrence Mock, the Chairman of our Board of Directors and a significant stockholder of the Company, agreed that if the total number of PIPE Units sold pursuant to the Securities Purchase Agreement as of May 24, 2021 is less than 35,000, it will purchase such number of additional PIPE Units as is necessary to result in AVCT selling a total of 35,000 PIPE Units pursuant to the Securities Purchase Agreement, subject to customary closing conditions (the “Backstop Arrangement”).

A copy of the form of Securities Purchase Agreement was included as Exhibit 10.5 to the Current Report on Form 8-K we filed with the SEC on December 7, 2020.

Shares Issuable Upon Conversion of the PIPE Debentures and Exercise of the Warrants

As of the record date, based on the approximately $10.0 million in aggregate principal amount of PIPE Debentures and the 1.0 million PIPE Warrants outstanding, we could be required to issue approximately 2.9 million shares of common stock upon conversion of the PIPE Debentures and 1.0 million shares of common stock upon exercise of the PIPE Warrants. If we were to issue the full amount of the 35,000 PIPE Units issuable pursuant to the Backstop Arrangement, and no additional PIPE Units pursuant to the Securities Purchase Agreement, we could be required to issue an aggregate of 10.1 million shares of common stock upon conversion of the PIPE Debentures and an aggregate of 3.5 million shares of common stock upon exercise of the PIPE Warrants. If we were to issue the full amount of the 60,000 PIPE Units issuable pursuant to the terms of the Securities Purchase Agreement, we could be required to issue an aggregate of approximately 17.4 million shares of common stock upon conversion of the PIPE Debentures and an aggregate of 6.0 million shares of common stock upon exercise of the PIPE Warrants. The number of shares of common stock issuable may be increased as a result of the anti-dilution provisions of the PIPE Debentures and the issuance of additional PIPE Debentures payable as interest on the PIPE Debentures.

Nasdaq Listing Rules 5635(a), (b) and (d)

Nasdaq Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Nasdaq Rule 5635(b) requires stockholder approval for issuances of securities that will result in a “change of control” of the issuer. Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power of an issuer would be the largest ownership position of the issuer.

American Virtual Cloud Technologies, Inc. | Proxy Statement 9

Nasdaq Rule 5635(d) requires stockholder approval prior to a transaction, other than a public offering, involving the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price less than the “Minimum Price,” defined as the lower of the closing price immediately prior to the execution of the binding agreement or the average closing price of the common stock for the 5 trading days immediately preceding the execution of the binding agreement.

The conversion of the PIPE Debentures plus payment of interest under the PIPE Debentures and the exercise of the PIPE Warrants described above could result in the issuance of 20% or more of our common stock outstanding before the issuance of the PIPE Debentures at a price less than the Minimum Price. The initial conversion price of the PIPE Debentures is $3.45, which is less than the Minimum Price as of December 1, 2020, the date the Purchase Agreement and Securities Purchase Agreement were executed. Without stockholder approval, we will not have the right to, and will not issue shares of common stock for conversion of PIPE Debentures or for interest payments under the PIPE Debentures or for exercise of the PIPE Warrants, to the extent such issuances in the aggregate exceed 3,930,858 shares.

Potential Adverse Effects

If our stockholders approve this proposal, up to approximately 23.4 million shares, or approximately 118% (based upon the total number of shares of common stock outstanding as of January 5, 2021), in addition to shares issuable as a result of the anti-dilution provisions of the PIPE Debentures and the issuance of additional PIPE Debentures payable as interest on the PIPE Debentures, would be issuable in conjunction with the conversion of the PIPE Debentures and exercise of the PIPE Warrants, so our stockholders will experience substantial dilution of their interests as a result of such conversions and exercises.

Consequences of Failure to Obtain Stockholder Approval

If our stockholders do not approve this proposal, then the aggregate number of shares of common stock issuable upon the conversion of the PIPE Debentures and the exercise of the PIPE Warrants, together with any issuances upon the conversion or exercise of any Ribbon Debentures and Ribbon Warrants, will be limited to no more than 19.9% of our common stock, or 3,930,858 shares. In such case, we would be required to seek additional capital to repay the Debentures in cash, which may include equity issuances, assets sales, alternative debt for equity conversions or other restructuring transactions, which may not be on commercially reasonable terms and may negatively impact stockholders at that time. If we elect to seek additional capital with the issuance of new shares, it is also likely that we may again need to seek stockholder approval at a future special or annual meeting of stockholders for the issuance of those shares, may need to seek alternative means to finance the payment, or may take such other actions as the Board deems advisable and in the best interests of the Company and our stockholders at that time.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” Nasdaq Proposal II.

American Virtual Cloud Technologies, Inc. | Proxy Statement 10

SECURITY OWNERSHIP

The following table sets forth information known to the Company regarding the beneficial ownership of our common stock as of January 5, 2021 by:

●	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The calculation of percentage of beneficial ownership is based on 19,753,060 shares of common stock outstanding as of January 5, 2021.

Name	Number of Shares Beneficially Owned(1)		Percent of Common Stock
Directors and Executive Officers of the Company:
Pensare Sponsor Group, LLC	16,175,137	(2)	53.7%
Lawrence E. Mock, Jr.(5)	16,181,519	(6)(8)	58.3%
Darrell J. Mays	16,641,260	(2)(3)(4)	54.6%
Xavier Williams	-		-
Thomas H. King	-		-
Graham McGonigal	-		-
Mark Downs	-		*
U. Bertram Ellis, Jr.	124,464	(9)	*
Suzanne Shank	27,000		*
Karl Krapek	27,000		*
Dennis Lockhart	27,015		*
Dr. Klaas Baks	27,000		*
Kent Mathy	60,000		*
Michael Dennis	-		*
All directors and executive officers as a group (13 individuals)	33,115,258		85.8%
Five Percent or More Holders and Certain Other Holders:
Ribbon Communications Inc.(7)	17,067,075		19.9%
Navigation Capital Partners II, L.P.(8)	15,986,591		58.0%
MasTec, Inc.(10)	4,870,565		21.2%
Linden Advisors LP(11)	1,267,332		6.1%
BlueCrest Capital Management Limited(12)	1,125,313		5.7%
Davidson Kempner Capital Management LP(13)	1,109,879		5.4%

*	Less than 1% of outstanding shares.

(1)	Unless otherwise indicated, the business address of each of the persons and entities is 1720 Peachtree Street, Suite 629, Atlanta, GA 30309.

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SECURITY OWNERSHIP

(2)	Represents shares of common stock held by Pensare Sponsor Group, LLC, of which Mr. Mays is the managing member. Includes 7,017,290 shares of common stock underlying warrants with an exercise price of $11.50 per share (“Private Placement Warrants”), 856,561 shares of common stock underlying warrants issued in April 2020 with an exercise price of $0.01 per share (“Penny Warrants”) and 2,482,786 shares of common stock underlying debentures issued in April 2020 with a conversion price of $3.45 per share (“April Debentures”), in the original principal amount of $8,565,610.

(3)	Includes 62,500 shares of common stock underlying Penny Warrants and 181,159 shares of common stock underlying April Debentures in the principal amount of $625,000 held directly by Mr. Mays.

(4)	Includes 25,000 shares of common stock underlying Penny Warrants and 72,464 shares of common stock underlying April Debentures in the principal amount of $250,000 held directly by Mr. Mays’ daughter.

(5)	Mr. Mock holds an economic interest in Pensare Sponsor Group, LLC and a pecuniary interest in the securities held by Pensare Sponsor Group, LLC. Mr. Mock disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(6)	Includes 194,928 shares of common stock underlying units consisting of Penny Warrants to purchase 50,000 shares of common stock and April Debentures in the original principal amount of $500,000 held directly by Nobadeer LP and indirectly by Lawrence E. Mock, Jr. who is the general partner of Nobadeer LP. Mr. Mock disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(7)	According to a Schedule 13D filed with the SEC on December 11, 2020, Ribbon Communications Inc. has sole voting and investment power over the shares. Pursuant to the terms of the Ribbon Debenture and the Ribbon Warrant, the Ribbon Conversion Shares, together with shares issued pursuant to Units sold to other investors on the Closing Date, will not exceed 19.9% of either (i) the total number of shares of common stock outstanding on the Closing Date or (ii) the total voting power of the Issuer’s securities outstanding at the Closing Date that are entitled to vote on a matter being voted on by holders of the common stock, unless and until the Company has obtained the requisite stockholder approval to permit the issuance of the Conversion Shares. The business address of Ribbon Communications Inc. is c/o Ribbon Communications Inc., 4 Technology Park Drive, Westford, Massachusetts 01886.

(8)	According to a Schedule 13D filed with the SEC on April 20, 2020, on behalf of: (i) Navigation Capital Partners II, L.P., a Delaware limited partnership (“Navigation”), (ii) NCP General Partner II, LLC, a Delaware limited liability company, and the general partner of Navigation (“NCP GP”), (iii) Lawrence E. Mock, Jr., a manager of NCP GP, (iv) John S. Richardson, a manager of NCP GP, and (v) Stratos Management Systems Holdings, LLC, a Delaware limited liability company (“Holdings”), of which Navigation owns approximately 64.1% of the preferred units in Holdings. Includes 2,000,000 shares of common stock underlying Penny Warrants and 5,797,101 shares of common stock underlying April Debentures in the original principal amount of $20,000,000, in each case held directly by Holdings. The business address of this stockholder is 2870 Peachtree Rd NW, Unit 509, Atlanta, GA 30305.

(9)	Includes 97,464 shares of common stock underlying units consisting of Penny Warrants to purchase 25,000 shares of common stock and April Debentures in the original principal amount of $250,000.

(10)	According to a Schedule 13D filed with the SEC on April 17, 2020, on behalf of MasTec, Inc. Includes 2,000,000 shares of common stock underlying Private Placement Warrants, 300,000 shares of common stock underlying Penny Warrants and 869,565 shares of common stock underlying April Debentures in the original principal amount of $3,000,000. The business address of this stockholder is 800 S Douglas Road, 12th Floor Coral Gables, FL 33134.

(11)	According to a Schedule 13G filed with the SEC on April 24, 2020, on behalf of Linden Capital L.P., a Bermuda limited partnership (“Linden Capital”), Linden GP LLC, a Delaware limited liability company (“Linden GP”), Linden Advisors LP, a Delaware limited partnership (“Linden Advisors”), and Siu Min (Joe) Wong, relating to the shares of common stock and warrants held for the account of Linden Capital and one or more separately managed accounts (the “Managed Accounts”). Linden GP is the general partner of Linden Capital and, in such capacity, may be deemed to beneficially own the shares held by Linden Capital. Linden Advisors is the investment manager of Linden Capital and trading advisor or investment advisor for the Managed Accounts. Mr. Wong is the principal owner and controlling person of Linden Advisors and Linden GP. In such capacities, Linden Advisors and Mr. Wong may each be deemed to beneficially own the shares held by each of Linden Capital and the Managed Accounts. Each of Linden Advisors and Mr. Wong may be deemed the beneficial owner of 1,267,332 shares of common stock, consisting of 1,129,670 shares held by Linden Capital and 137,662 shares held by the Managed Accounts, of which 993,511 are attributable to warrants exercisable into shares of common stock. Each of Linden GP and Linden Capital may be deemed the beneficial owner of the 1,129,670 shares of common stock held by Linden Capital. The business address of Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

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SECURITY OWNERSHIP

(12)	According to a Schedule 13G filed with the SEC on April 20, 2020, on behalf of BlueCrest Capital Management Limited (the “Investment Manager”), which serves as investment manager to Millais Limited, a Cayman Islands exempted company (the “Fund”); and Michael Platt, who serves as principal, director, and control person of the Investment Manager, with respect to the shares of common stock held for the account of the Fund. Millais USA LLC acts as sub-investment manager of the Fund, and reports to the Investment Manager. Each of the Investment Manager and Mr. Platt may be deemed the beneficial owner of 1,125,313 shares of common stock held for the account of the Fund. The business address of this stockholder is Ground Floor, Harbour Reach, La Rue de Carteret, St Helier, Jersey, Channel Islands JE2 4HR.

(13)	According to a Schedule 13G filed with the SEC on April 17, 2020, on behalf of: (i) Davidson Kempner Partners, a New York limited partnership (“DKP”). MHD Management Co., a New York limited partnership (“MHD”), is the general partner of DKP and MHD Management Co. GP, L.L.C., a Delaware limited liability company, is the general partner of MHD. DKCM is responsible for the voting and investment decisions of DKP; (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”). Davidson Kempner Advisers Inc., a New York corporation, is the general partner of DKIP. DKCM is responsible for the voting and investment decisions of DKIP; (iii) Davidson Kempner International, Ltd., a British Virgin Islands business company (“DKIL”). DKCM is the investment manager of DKIL and is responsible for the voting and investment decisions of DKIL; (iv) Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the SEC, acts as investment manager to each of DKP, DKIP and DKIL (“DKCM”) either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons; and (v) Mr. Anthony A. Yoseloff through DKCM, is responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL reported above. Includes 924,900 shares of common stock issuable upon exercise of warrants. The business address of this stockholder is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

As discussed above, simultaneously with the execution of the Purchase Agreement, the Ribbon Parties entered into the A&R Voting Agreements with each of Pensare Sponsor Group, LLC and Stratos Management Systems Holdings, LLC, each of which is a greater than 5% stockholder of the Company, or a Significant Stockholder. The Significant Stockholders held in the aggregate approximately 70% of AVCT’s outstanding shares of Common Stock as of January 5, 2021. Pursuant to the A&R Voting Agreements, each Significant Stockholder has agreed, with respect to all of the voting securities of AVCT that such Significant Stockholder beneficially owns as of the date thereof or thereafter, to vote in favor of the Stockholder Approval. The A&R Voting Agreements will terminate upon the Company obtaining the Stockholder Approval.

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OTHER MATTERS

Stockholder Proposals and Director Nominations for 2021 Annual Meeting

Stockholder proposals and director nominations pursuant to the advance notice provision in our Bylaws should be sent to us at our principal executive offices. To be considered for inclusion in our proxy statement for the 2021 Annual Meeting of Stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is [●]. Additionally, pursuant to the advance notice provision in our Bylaws, we must receive notice of any stockholder proposal or nomination for election as director to be submitted at the 2021 Annual Meeting of Stockholders, but not required to be included in our proxy statement, no earlier than [●] and no later than [●]. In the case of director nominations, the notice must be accompanied by the information concerning the director candidate and nominating stockholder described in Section 3.2(d) of our Bylaws.

List of Stockholders Entitled to Vote at the Special Meeting

The names of stockholders of record entitled to vote at the Special Meeting will be available at our corporate office for a period of 10 days prior to the Special Meeting and continuing through the Special Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our proxy statement and other proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the proxy materials for your household, please contact our transfer agent, Continental Stock Transfer & Trust Company in writing: 1 State Street, New York, New York 10004, or by telephone: in the U.S., [   ]; outside the U.S., [   ].

If you participate in householding and wish to receive a separate copy of the proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of the proxy materials in the future, please contact Continental Stock Transfer & Trust Company as indicated above. Beneficial stockholders can request information about householding from their nominee.

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